                                         PART II. - EXHIBIT 11
                                 CAVALIER HOMES, INC. AND SUBSIDIARIES
                               COMPUTATION OF NET INCOME PER COMMON SHARE


                                                          Thirteen Weeks Ended                 Thirty-nine Weeks Ending
                                                         -------------------------------    ------------------------------
                                                          September 30,       October 1,     September 30,       October 1,
                                                              2000              1999             2000              1999
                                                         --------------      -----------    --------------      ----------
   Net income (loss)                                  $     (6,192,000)   $  (1,621,000) $    (27,838,000)   $  5,700,000
                                                         ==============      ===========    ==============      ==========
  SHARES:

   Weighted average common shares outstanding (basic)       17,836,486       17,949,080        17,791,922       18,221,146

   Dilutive effect if stock options and warrants were                -                -                 -           83,027
      exercised                                          --------------      -----------    --------------      ----------

   Weighted average common shares
       outstanding, assuming dilution (diluted)             17,836,486       17,949,080        17,791,922       18,304,173
                                                         ==============      ===========    ==============      ==========


   Basic net income (loss) per share                  $           (.35)   $        (.09) $          (1.56)   $        .31
                                                         ==============      ===========    ==============      ==========

   Diluted net income (loss) per share                $           (.35)   $        (.09) $          (1.56)   $        .31
                                                         ==============      ===========    ==============      ==========
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